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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549

                                SCHEDULE 13G/A-3

                    Under the Securities Exchange Act of 1934


                             DPAC TECHNOLOGIES CORP.
        -----------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
       ------------------------------------------------------------------
                         (Title of Class of Securities)


                                   233269-10-9
                    -----------------------------------------
                                 (CUSIP Number)


                               September 18, 2003
                    -----------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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                                  SCHEDULE 13G

CUSIP NO.  233269-10-9

1.       NAME OF REPORTING PERSON

                  EUROVENTURES BENELUX I B.V., IN LIQUIDATION

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

                  (A) [X]
                  (B) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION - NETHERLANDS


  NUMBER OF            5.     SOLE VOTING POWER -          0
    SHARES
 BENEFICIALLY          6.     SHARED VOTING POWER -        0
   OWNED BY
EACH REPORTING         7.     SOLE DISPOSITIVE POWER -     0
 PERSON WITH
                       8.     SHARED DISPOSITIVE POWER -   0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 SHARES OF COMMON STOCK

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%

12.      TYPE OF REPORTING PERSON - CO



                                        2

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                                  SCHEDULE 13G

CUSIP NO. 233269-10-9

1.       NAME OF REPORTING PERSON

                  EUROVENTURES BENELUX II B.V.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

                  (A) [X]
                  (B) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION - NETHERLANDS


  NUMBER OF           5.     SOLE VOTING POWER -           0
    SHARES
 BENEFICIALLY         6.     SHARED VOTING POWER -         19,541
   OWNED BY
EACH REPORTING        7.     SOLE DISPOSITIVE POWER -      0
 PERSON WITH
                      8.     SHARED DISPOSITIVE POWER  -   19,541


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  19,541 SHARES OF COMMON STOCK

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                   [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  LESS THAN 1%

12.      TYPE OF REPORTING PERSON - CO



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                                  SCHEDULE 13G

CUSIP NO. 233269-10-9

1.       NAME OF REPORTING PERSON

                  EUROVENTURES BENELUX TEAM B.V.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

                  (A) [X]
                  (B) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION - NETHERLANDS


  NUMBER OF          5.     SOLE VOTING POWER -           0
    SHARES
 BENEFICIALLY        6.     SHARED VOTING POWER -         19,541
   OWNED BY
EACH REPORTING       7.     SOLE DISPOSITIVE POWER -      0
 PERSON WITH
                     8.     SHARED DISPOSITIVE POWER -    19,541


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  19,541 SHARES OF COMMON STOCK

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  LESS THAN 1%

12.      TYPE OF REPORTING PERSON - CO


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                                  SCHEDULE 13G

CUSIP NO. 233269-10-9

1.       NAME OF REPORTING PERSON

                  EBTB II B.V.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

                  (a) [X]
                  (b) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION - Netherlands


  NUMBER OF            5.     SOLE VOTING POWER -         0
    SHARES
 BENEFICIALLY          6.     SHARED VOTING POWER -       19,541
   OWNED BY
EACH REPORTING         7.     SOLE DISPOSITIVE POWER -    0
 PERSON WITH
                       8.     SHARED DISPOSITIVE POWER -  19,541


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  19,541 shares of Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  LESS THAN 1%

12.      TYPE OF REPORTING PERSON - CO


                                        5

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ITEM 1(A) NAME OF ISSUER:

     DPAC Technologies Corp. (formerly, Dense-Pac Microsystems, Inc.), a California corporation (the "Company").

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     7321 Lincoln Way, Garden Grove, California 92641.

ITEM 2(A) NAME OF PERSON FILING:

     This Schedule 13G is filed by EBTB II B.V. ("EBTB"), Euroventures Benelux Team B.V. ("Team"), Euroventures Benelux I B.V., in liquidation ("Euroventures I") and Euroventures Benelux II B.V. ("Euroventures II") (individually or collectively, the "Reporting Persons").

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     Each Reporting Person's address is Hector Henneaulaan 105, B-1930 Zaventem, Belgium.

ITEM 2(C) CITIZENSHIP:

     Each Reporting Person is a corporation organized under the laws of the Netherlands.

ITEM 2(D) TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(E) CUSIP NUMBER: 233269-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) - (j) - Not applicable

     If this statement filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4. OWNERSHIP:

     The beneficial ownership of the Company's Common Stock by each Reporting Person is set forth in Items 5 through 11 of the Cover Pages hereto, which is incorporated herein by reference.


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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), we agree that this statement is filed on behalf of each of us.

                                     EUROVENTURES BENELUX TEAM, B.V.



Date: September 18, 2003             /s/ Martijn Kleijwegt
                                     -------------------------------------------
                                     Martijn Kleijwegt, Executive Director



                                     EUROVENTURES BENELUX I B.V., in liquidation



Date: September 18, 2003             /s/ Johan Ulens
                                     -------------------------------------------
                                     Johan Ulens, Liquidator



                                     EUROVENTURES BENELUX II B.V.



Date: September 18, 2003             /s/ Martijn Kleijwegt
                                     -------------------------------------------
                                     Martijn Kleijwegt, Executive Director of
                                     Euroventures Benelux Team B.V., Managing
                                     Director of Euroventures Benelux II B.V.



                                     EBTB II B.V.


Date: September 18, 2003             /s/ Martijn Kleijwegt
                                     -------------------------------------------
                                     Martijn Kleijwegt, Executive Director



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